Exhibit (a)(1)(i)


                                      OFFER

                           MAN-GLENWOOD LEXINGTON, LLC
                       c/o Forum Shareholder Services, LLC
                                   PO Box 446
                           Portland, Maine 04112-9925

              OFFER TO ALL MEMBERS TO PURCHASE UP TO $15,000,000.00
                     OF OUTSTANDING UNITS AT NET ASSET VALUE

        OFFER LIMITED TO TAX-EXEMPT MEMBERS FOR EXCHANGE OF ALL UNITS AT
                                 NET ASSET VALUE

                             DATED JANUARY 31, 2005

                 THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                 5:00 P.M., CENTRAL TIME, ON FEBRUARY 28, 2005,
                         UNLESS THE OFFERS ARE EXTENDED

To the Members of
Man-Glenwood Lexington, LLC:

      TO ALL MEMBERS. Man-Glenwood Lexington, LLC, a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the "Cash Offer") up to $15,000,000.00 of units of interests in the Fund or portions thereof pursuant to tenders by members of the Fund ("Members") at a price equal to the net asset value of Units as of March 31, 2005. (As used in this Offer, the term "Unit" or "Units" as the context requires, shall refer to the units of limited liability company interests in the Fund and portions thereof representing beneficial interests in the Fund.). This Cash Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Agreement dated as of August 5, 2002 (the "LLC Agreement").

      Members should realize that the value of the Units tendered in this Cash Offer likely will change between December 31, 2004 (the last time net asset value was calculated) and March 31, 2005, when the value of the Units tendered to the Fund will be determined for purposes of calculating the purchase price of such Units. Members tendering their Units should also note that they will remain Members in the Fund, with respect to the Units tendered and accepted for purchase by the Fund, through March 31, 2005, the valuation date of the Cash Offer when the net asset value of their Units is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Units should contact the Fund, at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central Time).

      TO TAX-EXEMPT AND TAX DEFERRED MEMBERS ONLY (TOGETHER "TAX-EXEMPT MEMBERS"): In addition to the above-described Cash Offer available to all Members, the Fund is offering a one-time exchange privilege (the "Exchange Offer") limited to Tax-Exempt Members.

Tax-Exempt Members may tender all of their Units in exchange for Units of Man-Glenwood Lexington TEI, LLC ("TEI"). TEI undertakes an investment program identical to the Fund by investing in the same master fund as the Fund as described in the TEI prospectus that accompanies this Offer to Tax-Exempt Members. TEI is designed solely for Tax-Exempt investors and Tax-Exempt Members who participate in the Exchange Offer will maintain through TEI the same investment program as their current investment in the Fund. Tax-Exempt Members who choose to participate in the Exchange Offer by tendering all of their Units that are not tendered in the Cash Offer will receive in exchange an amount of whole or fractional units of TEI equal in value to the Units of the Fund tendered for exchange, at a price equal to the net asset value of the respective Units of Lexington and TEI as of March 31, 2005. Tax-Exempt Members tendering their Units in the Exchange Offer should note that they will remain Members in the Fund, with respect to the Units tendered and accepted for exchange by the Fund, through March 31, 2005, the valuation date of the Exchange Offer when the net asset value of their Units is calculated for exchange. Tax-Exempt Members should read carefully the TEI prospectus prior to deciding to participate.

      Members desiring to tender all or any portion of their Units in accordance with the terms of the Cash Offer and Tax-Exempt Members desiring to tender all of their Units in the Exchange Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in
Section 5, below.

IMPORTANT

THE FUND MAKES NO RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER UNITS, AND, IF THEY CHOOSE TO DO SO IN THE CASH OFFER, THE PORTION OF THEIR UNITS TO TENDER.

BECAUSE EACH MEMBER'S INVESTMENT DECISION IS AN INDIVIDUAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER ANY MEMBERS SHOULD TENDER UNITS PURSUANT TO EITHER THE CASH OR THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

                           Man-Glenwood Lexington, LLC
                       c/o Forum Shareholder Services, LLC
                                   PO Box 446
                           Portland, Maine 04112-9925
                              Phone: (800) 838-0232
                               Fax: (207) 879-6206

                                TABLE OF CONTENTS


SUMMARY TERM SHEET............................................................1
BACKGROUND AND PURPOSE OF THE OFFERS..........................................4
CASH OFFER TO PURCHASE AND PRICE..............................................5
AMOUNT OF TENDER FOR CASH OFFER...............................................5
EXCHANGE OFFER................................................................6
PROCEDURE FOR TENDERS.........................................................6
WITHDRAWAL RIGHTS.............................................................7
REPURCHASE AND PAYMENT OR EXCHANGE............................................7
CERTAIN CONDITIONS OF THE OFFERS..............................................8
CERTAIN INFORMATION ABOUT THE FUND............................................9
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................................9
MISCELLANEOUS................................................................11

SUMMARY TERM SHEET
------------------

Cash Offer Open to All Members:
------------------------------

      - As stated in the LLC Agreement and Prospectus, Man-Glenwood Lexington, LLC (hereinafter "we" or the "Fund") will repurchase your units of limited liability company interests ("Unit" or "Units" as the context requires) at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to redeem). This cash offer (the "Cash Offer") will remain open until 5:00 p.m., Central Time, on February 28, 2005 unless the Cash Offer is extended (the "Expiration Date"). The net asset value will be calculated for this purpose on March 31, 2005 (the "Valuation Date"). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Cash Offer.

      - The Fund will review the net asset value calculation of the Units during the Fund's audit for its fiscal year ending March 31, 2005, which the Fund expects will be completed 60 days after the fiscal year end and that net asset value will be used to determine the final amount paid for tendered Units in the Cash Offer.

      - You may tender all of your Units, a portion of your Units defined as a specific dollar value, or a portion of your Units above the minimum required capital account balance $10,000. If a Member tenders only a portion of its Units, the Member will be required to maintain a capital account balance equal to $10,000. The Fund reserves the right to purchase less than the amount a Member tenders if the purchase would cause the Member's capital account to have less than the required minimum balance.

      - If a Member's tender is accepted, the Fund will generally pay the value of the Units repurchased approximately one month after the Valuation Date and any balance due will be determined and paid promptly after completion of the Fund's annual audit and be subject to audit adjustment, in any.

      - The amount that a Member may expect to receive on the repurchase of the Member's Units will be the value of those Units determined on the Valuation Date based on the net asset value of the Fund's assets as of the Valuation Date. This amount is subject to adjustment, if any, upon completion of the annual audit of the Fund's financial statements for the fiscal year in which the repurchase is effected (which it is expected will be completed within 60 days after the end of each fiscal year). Payments will generally be made in cash equal to the value of the Units repurchased.

      - If we accept the tender of all or a portion of your Units in the Cash Offer, we will pay the proceeds from: cash on hand, a simultaneous repurchase of interests in the investment company in which the Fund invests, and/or delivery through borrowing if the Offer is extended (which we do not intend to do).

Exchange Offer For Tax-Exempt Members:
-------------------------------------

      - Tax-exempt and tax deferred Members (together "Tax-Exempt Members") may, in addition to participation in the Cash Offer, exchange all of their Units of the Fund that are not tendered in the Cash Offer for Units of Man-Glenwood Lexington TEI, LLC ("TEI") (the "Exchange

            Offer"). TEI undertakes an investment program identical to the Fund by investing in the same master fund as the Fund as described in the TEI prospectus that accompanies this Offer to Tax-Exempt Members. TEI is designed solely for tax-exempt and tax-deferred investors and Tax-Exempt Members who participate in the Exchange Offer will maintain through TEI the same investment program as their current investment in the Fund.

      - Tax-Exempt Members who choose to participate in the Exchange Offer by tendering all of their Units that are not tendered in the Cash Offer will receive in exchange an amount of whole or fractional units of TEI equal in value to the Units tendered for exchange, at a price equal to the net asset value of the respective Units of the Fund and TEI as of the Valuation Date. Members tendering their Units in the Exchange Offer should note that they will remain Members in the Fund, with respect to the Units tendered and accepted for exchange by the Fund, through the Valuation Date, when the net asset value of their Units is calculated. This Exchange Offer will remain open until 5:00 p.m., Central Time, on the Expiration Date unless the Exchange Offer is extended. The net asset value will be calculated for this purpose on the Valuation Date, March 31, 2005. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Cash Offer. Tax-Exempt Members should read carefully the TEI prospectus prior to deciding to participate.

      - The amount that a Tax-Exempt Member may expect to receive on the exchange of the Member's Units for Units of TEI will be an amount of whole or fractional units of TEI equal in value to the Units tendered for exchange at a price equal to the net asset value of the respective Units of the Fund and TEI as of the Valuation Date.

      - The Fund will complete the exchange of a Tax-Exempt Member's Units for Units of TEI approximately one month after the Valuation Date.

      - There will be no audit holdback for Tax-Exempt Members who participate in the Exchange Offer as normally occurs with a full repurchase request.

      - Tax-Exempt Members participating in the Exchange Offer will receive a K-1 for both the Fund and TEI in 2006 for the 2005 tax year.

General:
-------

      - Following this summary is a formal notice of (a) our Cash Offer to repurchase your Units and (b) our Exchange Offer for Tax-Exempt Members. The Offers remain open to you until 5:00 p.m., Central Time, on February 28, 2005, the expected expiration date of the Offers. Until that time, you have the right to change your mind and withdraw any tender of your Units.

      - If you would like us to repurchase your Units or a portion of your Units, or exchange your Units for Units of TEI in the case of Tax-Exempt Members, you should (i) mail the Letter of Transmittal (enclosed with the Offer), to the Fund, c/o Forum Shareholder Services, LLC, PO Box 446, Portland, Maine 04112-9925; or (ii) fax it to the Fund at (207) 879-6206, so that it is received before 5:00 p.m., Central Time, on February 28, 2005. IF YOU FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE FUND PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 5:00 P.M., CENTRAL TIME, ON FEBRUARY 28,

            2005). Of course, the value of your Units likely will change between December 31, 2004 (the last time net asset value was calculated) and March 31, 2005 when the value of your investment will be determined for purposes of calculating the purchase or exchange price for Units.

      - If you would like to obtain the estimated net asset value of your Units, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact us at (800) 838-0232 or at the address listed above on page 2, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central
            Time).

      - Please note that just as you have the right to withdraw the tender of your Units, we have the right to cancel, amend or postpone the Offers at any time before 5:00 p.m., Central Time, on February 28, 2005. Also, realize that although the Offers expire on February 28, 2005, you will remain a Member of the Fund with respect to the Units you tendered that are accepted for purchase or exchange by the Fund, as the case may be, through March 31, 2005 when the net asset value of your Units is calculated.

1.    BACKGROUND AND PURPOSE OF THE OFFERS.
      ------------------------------------

      THE CASH OFFER. The purpose of the cash offer to repurchase units of limited liability company interests (the "Cash Offer") is to provide liquidity to Members of the Fund ("Members") that hold Units, as contemplated by and in accordance with the procedures set forth in the Fund's LLC Agreement and Prospectus. Because there is no secondary trading market for Units and transfers of Units are prohibited without prior approval of the Fund, the Fund has determined, after consideration of various matters, including but not limited to those set forth in the LLC Agreement, that the Offer is in the best interests of Members in order to provide liquidity for Units as contemplated in the LLC Agreement. The Fund intends to consider the continued desirability of making an offer to purchase Units each quarter, but the Fund is not required to make any such offer.

      The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Units. Members that retain their Units may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Units tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline.

      The investment company in which the Fund invests, Man-Glenwood Lexington Associates Portfolio, LLC (the "Portfolio Company") is making a simultaneous and identical offer to repurchase its interests, which is made available on the same terms to all the Portfolio Company's investors. Affiliates of the Fund are indirect interest holders of the Portfolio Company. These affiliates are not expected to tender in the Portfolio Company's repurchase offer through an unregistered fund (whose interests these affiliates hold) that also holds Portfolio Company interests. The Portfolio Company's offer is made to all its interest holders on the same terms.

      Units that are tendered to the Fund in connection with this Cash Offer will be retired, although the Fund will issue new Units from time to time as set forth in its Prospectus.

      THE EXCHANGE OFFER. The purpose of the offer to exchange Units is to provide a one-time exchange privilege (the "Exchange Offer") limited to tax-exempt and tax deferred Members (together "Tax-Exempt Members") to exchange Fund Units for Units of Man-Glenwood Lexington TEI, LLC ("TEI") having the same value. TEI undertakes an investment program identical to the Fund by investing in the Portfolio Company. As described in the TEI prospectus that accompanies this Offer to Tax-Exempt Members, however, TEI is designed solely for tax-exempt and tax-deferred investors. Tax-Exempt Members who participate in the Exchange Offer will maintain through TEI the same investment program, as well as the same proportional ownership of the Portfolio Company, as their current investment in the Fund.

      Units that are tendered to the Fund in connection with this Exchange Offer will be retired, although the Fund will issue new Units from time to time as set forth in its Prospectus.

2.    CASH OFFER TO PURCHASE AND PRICE.
      --------------------------------

      The Fund will, on the terms and subject to the conditions of the Cash Offer, repurchase up to $15,000,000.00 of those outstanding Units that are properly tendered by Members and not withdrawn (in accordance with Section 6 below) prior to the Expiration Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 8 below. The purchase price of a Unit tendered will be its net asset value on the Valuation Date, payable as set forth in Section 7. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

      MEMBERS MAY OBTAIN MONTHLY NET ASSET VALUE INFORMATION, WHICH THE FUND CALCULATES BASED UPON THE INFORMATION IT RECEIVES FROM THE INVESTMENT FUND IN WHICH THE FUND INVESTS (AND THE MANAGERS OF THE INVESTMENT FUNDS IN WHICH THAT FUND INVESTS), UNTIL THE EXPIRATION OF THE OFFER, BY CONTACTING THE FUND AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 2, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 8:30 A.M. TO 5:00 P.M. (CENTRAL TIME).

3.    AMOUNT OF TENDER FOR CASH OFFER.
      -------------------------------

      Subject to the limitations set forth below, Members may tender all of their Units, a portion of their Units defined as a specific dollar value or the portion of their Units above the required minimum capital account balance, as described below. A Member that tenders for purchase only a portion of such Member's Unit shall be required to maintain a capital account balance equal to $10,000. If a Member tenders an amount less than all of its Units that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Cash Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered.

      If the amount of Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $15,000,000.00 (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Units so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than $15,000,000.00 of Units are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Units; (b) extend the Offer, if necessary, and increase the amount of Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (c) accept Units tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units. The Offer may be extended, amended or canceled in various other circumstances described in
Section 8 below.

4.    EXCHANGE OFFER.
      --------------

      Tax-Exempt Members may tender all or none of their Units for exchange in the Exchange Offer. The Exchange Offer is being made only to Tax-Exempt Members and is not conditioned on any minimum amount of Units being tendered for exchange. Tax-Exempt Members who choose to participate in the Exchange Offer by properly tendering their Units, and such Units are not withdrawn (in accordance with Section 6 below) prior to the Expiration Date, will receive in exchange an amount of whole and fractional units of TEI equal in value to the Units tendered for exchange, at a price equal to the net asset value of the respective Units of the Fund and TEI as of the Valuation Date. Members tendering their Units in the Exchange Offer should note that they will remain Members in the Fund, with respect to the Units tendered and accepted for exchange by the Fund, through March 31, 2005. The Offer may be extended, amended or canceled in various other circumstances described in Section 8 below. Tax-Exempt Members should read carefully the TEI prospectus prior to deciding to participate.

      MEMBERS MAY OBTAIN MONTHLY NET ASSET VALUE INFORMATION, WHICH THE FUND CALCULATES BASED UPON THE INFORMATION IT RECEIVES FROM THE INVESTMENT FUND IN WHICH THE FUND INVESTS (AND THE MANAGERS OF THE INVESTMENT FUNDS IN WHICH THAT FUND INVESTS), UNTIL THE EXPIRATION OF THE OFFER, BY CONTACTING THE FUND AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 2, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 8:30 A.M. TO 5:00 P.M. (CENTRAL TIME).

5.    PROCEDURE FOR TENDERS.
      ---------------------

      Members wishing to tender Units pursuant to the Cash Offer or the Exchange Offer should mail or fax a completed and executed Letter of Transmittal to the Fund, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal, at the fax number set forth on page 2. The completed and executed Letter of Transmittal must be received, either by mail or by fax, no later than the Expiration Date. Please note that, as set forth in the Letter of Transmittal, if a Member invests through a financial intermediary, the intermediary may require alternate instructions. Members should contact their intermediary for more information.

      The Fund recommends that all documents be submitted via certified mail, return receipt requested, or by facsimile transmission with confirmation of successful transmission. A Member choosing to fax a Letter of Transmittal must also send or deliver the original completed and executed Letter of Transmittal promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone numbers set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering Units including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor its agents shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

6.    WITHDRAWAL RIGHTS.
      -----------------

      Any Members tendering Units pursuant to the Cash or Exchange Offer may withdraw their tenders at any time prior to or on the Expiration Date. To be effective, any notice of withdrawal of a tender must be timely received at the address or fax numbers set forth on page 2. A form to give notice of withdrawal of a tender is available by calling the Fund at the telephone number indicated on page 3. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. A tender of Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Units may be tendered again prior to the Expiration Date by following the procedures described in Section 5.

7.    REPURCHASE AND PAYMENT OR EXCHANGE.
      ----------------------------------

      For purposes of the Offers, the Fund will be deemed to have accepted (and thereby repurchased) Units that are tendered as, if, and when, it gives written notice to the tendering Member of its election to repurchase such Unit.

      In the Cash Offer, Members may tender all their Units, a portion of their Units defined as a specific dollar value or a portion of their Units above the required minimum capital account balance. In the Exchange Offer, Tax-Exempt Members may tender all of their Units that are not tendered on the Cash Offer or none of their Units. The amount a tendering Member will be paid, or will receive in the form of TEI Units in the case of Tax-Exempt Members participating in the Exchange Offer, will equal the value of the Member's capital account (or the portion thereof being purchased in the case of the Cash Offer) determined as of the Valuation Date and will be based upon the net asset value of the Fund's assets as of that date, after giving effect to all allocations to be made as of that date.

      CASH OFFER. If a Member's tender is accepted, the Fund will generally pay
(a) Members who have tendered all of their Units (or an amount that would cause their capital account, as discussed below, to fall below the minimum amount) an initial payment equal to 95% of the value of the Units repurchased and (b) all other Members the entire value of their Units that have been repurchased, approximately one month after the Valuation Date. Any balance due will be determined and paid promptly after completion of the Fund's annual audit and be subject to audit adjustment. The amount that a Member may expect to receive on the repurchase of the Member's Units will be the value of those Units determined on the Valuation Date based on the net asset value of the Fund's assets as of the Valuation Date. This amount is subject to adjustment upon completion of the annual audit of the Fund's financial statements for the fiscal year in which the repurchase is effected (which it is expected will be completed within 60 days after the end of each fiscal year). Payments will generally be made in cash equal to the value of the Units repurchased.

      If a Member tenders only a portion of its Units, the Member will be required to maintain a capital account balance equal to $10,000. The Fund reserves the right to purchase less than the amount a Member tenders if the purchase would cause the Member's capital account to have less than the required minimum balance.

      Although the Fund has retained the option to pay all or a portion of the purchase price by distributing securities in-kind as set forth in its prospectus, in each case, the purchase price will be paid entirely in cash except in the unlikely event that the Fund determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Cash Offer on the remaining Members.

      It is expected that cash payments for Units acquired pursuant to the Cash Offer, which will not exceed $15,000,000.00, (unless the Fund elects to purchase a greater amount) will be derived from: (a) cash on hand; (b) a simultaneous repurchase of interests in the Portfolio Company, made by the Portfolio company; and/or (c) possibly borrowings, as described below. The Fund has not determined at this time to borrow funds to purchase Units tendered in connection with the Offer. However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to finance any portion of the purchase price, subject to compliance with applicable law, through borrowings.

      EXCHANGE OFFER. If a Tax-Exempt Member's tender is accepted, the exchange will be completed approximately one month after the Valuation Date. The amount of whole and fractional TEI Units that a Tax-Exempt Member may expect to receive on the exchange of the Member's Units will be equal in value to the Units tendered for exchange at the net asset value of the respective Units of the Fund and TEI as of the Valuation Date. There will be no audit holdback for Tax-Exempt Members who participate in the Exchange Offer as normally occurs with a full repurchase request.

8.    CERTAIN CONDITIONS OF THE OFFERS.
      --------------------------------

      The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offers are pending by notifying Members of such extension. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offers. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offers to: (a) cancel one or both of the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for or exchange any Units tendered pursuant to the Offers; (b) amend the Offers; and (c) postpone the acceptance of Units. If the Fund determines to amend the Offers or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offers are open as provided above and will promptly notify Members.

      The Fund may cancel or amend the Offers or postpone the acceptance of tenders made pursuant to the Offers if: (a) regarding the Cash Offer, the Fund would not be able to liquidate portfolio securities (interests in the Portfolio Company) in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to repurchase Units tendered pursuant to the Cash Offer; (b) there is, in the judgment of the Fund's Board, any (i) legal action or proceeding instituted or threatened challenging the Offers or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v)


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

commencement of war, armed hostilities, terrorist action or other international or national calamity or Acts of God directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offers, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Units tendered pursuant to the Offers were purchased; or (c) the Fund's Board determines that it is not in the best interests of the Fund to purchase or exchange Units pursuant to the Offers. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offers or to postpone acceptance of tenders pursuant to the Offers.

9.    CERTAIN INFORMATION ABOUT THE FUND.
      ----------------------------------

      The Fund is organized as a Delaware limited liability company and the principal office of the Fund is located at 123 N. Wacker Drive, 28th Floor, Chicago, Illinois 60606. The Fund's the telephone number is (312) 881-6500. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

      The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Units (other than routine sales as disclosed in the Fund's prospectus); (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy of the Fund; (d) any change in the management of the Fund, although the Fund's Audit Committee is in the process of conducting a search for prospective nominees for an independent manager vacancy on the board of managers; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Fund determines may be necessary or appropriate to finance any portion of the purchase price for Units acquired pursuant to this Cash Offer to Purchase or in connection with ordinary portfolio transactions of the Fund), although the Fund will transfer a portion of its Interests in the Portfolio Company to TEI if tenders are received and accepted pursuant to the Exchange Offer; (f) any other material change in the Fund's structure or business; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

      Affiliates of the Fund or the Portfolio Company did not indirectly tender any Interests to the Portfolio Company, through the Portfolio Company's unregistered feeder fund, in response to the Portfolio Company's repurchase offer that concluded on November 30, 2004.

10.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
      ---------------------------------------

      THE CASH OFFER. The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Fund from Members pursuant to the Cash Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Units by the Fund pursuant to the Cash Offer.

      In general, a Member from which Units are repurchased by the Fund will be treated as receiving a distribution from the Fund. Such Member generally will not recognize income or gain as a result of the repurchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Units. A Member's basis in such Member's Units will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the repurchase of such Unit. A Member's basis in such Member's Units will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Units. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Units is taxable as capital gain or ordinary income, depending on the circumstances. A Member that has all of its Units repurchased by the Fund may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Unit.

      THE EXCHANGE OFFER. The following discussion is a general summary of the federal income tax consequences of participation pursuant to the Exchange Offer. Tax-Exempt Members should consult their own tax advisors for a complete description of the tax consequences to them of participation in the Exchange Offer.

      Generally, an exempt organization (such as, without limitation, a qualified pension or profit sharing plan exempt under Section 501(a) of the Code or an individual retirement account (IRA)) is exempt from federal income tax on its passive investment income, such as dividends, interest and capital gains, whether realized directly or indirectly through a partnership in which it is a partner.

      This general exemption from tax does not apply to the "unrelated business taxable income" ("UBTI") of the exempt organization. UBTI includes "unrelated debt-financed income," which generally consists of (i) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is "acquisition indebtedness" at any time during the taxable year, and (ii) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is "acquisition indebtedness" at any time during the twelve-month period ending with the date of such disposition.

      To the extent the Fund, directly or indirectly from the Portfolio Company, recognizes income (i.e., dividends and interest) from securities with respect to which there is "acquisition indebtedness" during a taxable year, the percentage of such income which will be treated as UBTI generally will be based on the percentage which the "average acquisition indebtedness" incurred with respect to such securities is of the "average amount of the adjusted basis" of such securities during the taxable year.

      To the extent the Fund, directly or indirectly from the Portfolio Company, recognizes capital gains from securities with respect to which there is "acquisition indebtedness" at any time during the twelve-month period ending with the date of their disposition, the percentage of such gain which will be treated as UBTI will be based on the percentage which the highest amount of such "acquisition indebtedness" is of the "average amount of the adjusted basis" of such securities during the taxable year. In determining the unrelated debt-financed income of the Fund, an allocable portion of deductions directly connected with the Fund's debt-financed property, or the Fund's allocable share of the Portfolio Company's debt-financed property, is taken into account. Thus, for instance, a percentage of capital losses from debt-financed securities (based on the debt/basis percentage calculation described above) would offset gains treated as UBTI.

      Since the calculation of the "unrelated debt-financed income" is complex and will depend in large part on the amount of leverage used from time to time, or depend on the amount of leverage employed by the underlying investments of the Portfolio Company, it is impossible to predict what percentage of the Fund's income and gains will be treated as UBTI for a Tax-Exempt Member. A Tax-Exempt Member's share of the income or gains of the Fund which is treated as UBTI may not be offset by losses of the Tax-Exempt Member either from the Fund or otherwise, unless such losses are treated as attributable to an unrelated trade or business (e.g., losses from securities for which there is acquisition indebtedness).

      To the extent that the Fund generates UBTI, the applicable federal tax rate for such a Tax-Exempt Member generally would be either the corporate or trust tax rate depending upon the nature of the particular exempt organization. A Tax-Exempt Member may be required to support, to the satisfaction of the IRS, the method used to calculate its UBTI. The Fund will be required to report to a Tax-Exempt Member information as to the portion of its income and gains from the Fund for each year which will be treated as UBTI. The calculation of such amount with respect to transactions entered into by the Fund is highly complex, and there is no assurance that the Fund's calculation of UBTI will be accepted by the IRS.

      In general, if UBTI is allocated to a Tax-Exempt Member, the portion of the Fund's income and gains which is not treated as UBTI will continue to be exempt from tax, as will the Tax-Exempt Member's income and gains from other investments which are not treated as UBTI. Therefore, the possibility of realizing UBTI from its investment in the Fund generally should not affect the tax-exempt status of such a Tax-Exempt Member. However, a charitable remainder trust will not be exempt from federal income tax under Section 664(c) of the Code for any year in which it has UBTI. Moreover, the charitable contribution deduction for a trust under Section 642(c) of the Code may be limited for any year in which the trust has UBTI.

      It is anticipated that a Tax-Exempt Member participating in the Exchange Offer will be deemed to have sold its Units at their fair market value. Each Tax-Exempt Member will recognize gain or loss (as the case may be) if the fair market value of its Units differs from its tax basis in such Units. Such gain or loss may be taxable to the Tax Exempt Member to the extent that such difference constitutes UBTI.

      Tax-Exempt Members participating in the Exchange Offer will receive a K-1 for both the Fund and TEI in 2006 for the 2005 tax year.

11.   MISCELLANEOUS.
      -------------

      The Offers are not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offers or their acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offers or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offers in any jurisdiction in which it is asserted that the Offers cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offers.